Filed pursuant to Rule 424(b)(5)
Registration No: 333-190011

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee(1)
5.75% Fixed-to-Floating Rate Subordinated Notes due 2025	$250,000,000	100%	$250,000,000	$25,175

(1)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (File No. 333-190011) filed by the Registrant on July 18, 2013.

Prospectus Supplement

(To Prospectus dated July 18, 2013)

$250,000,000

Synovus Financial Corp.

5.75% Fixed-to-Floating Rate Subordinated Notes due 2025

We are offering $250,000,000 aggregate principal amount of our 5.75% Fixed-to-Floating Rate Subordinated Notes due 2025 (which we refer to as the “notes”). The notes will mature on December 15, 2025. Interest will accrue from December 7, 2015. From and including December 7, 2015 to but excluding December 15, 2020, we will pay interest on the notes semi-annually in arrears on each June 15 and December 15 at a fixed annual interest rate equal to 5.75%. From and including December 15, 2020 to the maturity date, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR plus 418.2 basis points, payable quarterly in arrears.

We may, beginning with the interest payment date of December 15, 2020 and on any interest payment date thereafter, redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. The notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under “Description of Notes — Redemption” in this prospectus supplement. The notes will not be convertible or exchangeable.

The notes will be unsecured subordinated obligations of Synovus Financial Corp. There is no sinking fund for the notes. The notes will be subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations. The notes will not be guaranteed by any of our subsidiaries.

Currently, there is no public trading market for the notes. We do not intend to list the notes on any securities exchange or to have the notes quoted on a quotation system.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us Before Expenses
Per note	100%	1.0%	99%
Total	$250,000,000	$2,500,000	$247,500,000

(1)	Plus accrued interest, if any, from the original issue date.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

The notes are not savings accounts, deposits or other obligations of our subsidiary bank, Synovus Bank, or any of our nonbank subsidiaries. The notes are not insured by the Federal Deposit Insurance Corporation, or “FDIC,” or any other governmental agency or public or private insurer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the notes to purchasers in book-entry form through the facilities of The Depository Trust Company (which we refer to as the “DTC”), and its direct participants, against payment therefor in immediately available funds, on or about December 7, 2015.

SANDLER O’NEILL + PARTNERS, L.P.

Prospectus Supplement dated December 2, 2015

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated July 18, 2013, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading “Where You Can Find More Information” before investing in the notes.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Synovus,” “we,” “us,” “our” or similar references mean Synovus Financial Corp. together with its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.” Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060. Finally, we maintain a website at www.synovus.com where you can find additional information about us. All websites provided in this prospectus supplement or in the accompanying prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our website, or any other website described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus supplement or the accompanying prospectus or other offering materials.

S-i

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus supplement. The following documents filed with the SEC are incorporated by reference (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

•	our annual report on Form 10-K for the year ended December 31, 2014, as amended by amendment no. 1 on Form 10-K/A filed on November 30, 2015 (which we collectively refer to as our “2014 10-K”);

•

those portions of our definitive proxy statement on Schedule 14A filed on March 13, 2015 in connection with our 2015 annual meeting of shareholders that are incorporated by reference into our 2014 10-K;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015; and

•	our current reports on Form 8-K filed on February 20, 2015, April 29, 2015, July 24, 2015 and October 20, 2015.

All future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” prior to the termination of the notes offering are incorporated by reference into this prospectus supplement (other than information in such future filings deemed, under SEC rules or otherwise, not to have been filed with the SEC). Information filed with the SEC after the date of this prospectus supplement will automatically update and supersede information contained in or previously incorporated by reference into this prospectus supplement.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address or telephone number:

Director of Investor Relations

Synovus Financial Corp.

1111 Bay Avenue, Suite 501

Columbus, Georgia 31901

(706) 649-3555

We also have filed a registration statement (No. 333-190011) with the SEC relating to the notes offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of that registration statement. You may obtain from the SEC a copy of the registration statement and the related exhibits that we filed with the SEC. The registration statement may contain additional information that may be important to you.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond our control and which may cause our actual results, performance or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

S-ii

All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through our use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for our future business and financial performance and/or the performance of the commercial banking industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond our ability to control or predict. These factors include, but are not limited to:

(1)	the risk that competition in the financial services industry may adversely affect our future earnings and growth;

(2)	the risk that we may not realize the expected benefits from our efficiency and growth initiatives, which will negatively affect our future profitability;

(3)	the risk that we may be required to make substantial expenditures to keep pace with the rapid technological changes in the financial services market;

(4)	the risk that our enterprise risk management framework may not identify or address risks adequately, which may result in unexpected losses;

(5)	the risk that our allowance for loan losses may prove to be inadequate or may be negatively affected by credit risk exposures;

(6)	the risk that any future economic downturn could have a material adverse effect on our capital, financial condition, results of operations and future growth;

(7)	the risk that we could realize additional losses if our levels of non-performing assets increase and/or if we determine to sell certain non-performing assets and the proceeds we receive are lower than the carrying value of such assets;

(8)	changes in the interest rate environment and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus either reducing margins and net interest income or imposing increased interest expense on our borrowers;

(9)	the risk that we may not be able to identify suitable acquisition targets as part of our growth strategy and even if we are able to identify suitable acquisition targets, we may not be able to complete such acquisitions or successfully integrate bank or non-bank acquisitions into our existing operations;

(10)	risks related to a failure in or breach of our operational or security systems of our infrastructure, or those of our third-party vendors and other service providers, including as a result of cyber attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses;

(11)	risks related to our reliance on third parties to provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and risks related to disruptions in service or financial difficulties of a third-party vendor;

(12)	the impact on our financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations, or other supervisory actions or directives and any necessary capital initiatives;

(13)	the impact of recent and proposed changes in governmental policy, laws and regulations, including proposed and recently enacted changes in the regulation of banks and financial institutions, or the interpretation or application thereof, including restrictions, increased capital requirements, limitations and/or penalties arising from banking, securities and insurance laws, enhanced regulations and examinations and restrictions on compensation;

S-iii

(14)	the risks that if economic conditions worsen or regulatory capital rules are modified, or the results of mandated “stress testing” do not satisfy certain criteria, we may be required to undertake initiatives to improve our capital position;

(15)	changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which we are perceived in such markets, including a downgrade in our credit ratings;

(16)	the impact on our borrowing costs, capital costs and our liquidity due to our status as a non-investment grade issuer;

(17)	restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations and our ability to support asset growth and sustain our operations and the operations of Synovus Bank;

(18)	the risk that we may be unable to pay dividends on our common stock or Series C Preferred Stock or obtain any applicable regulatory approval to take certain capital actions, including any increases in dividends on our common stock, any repurchases of common stock or any other issuance or redemption of any other regulatory capital instruments;

(19)	our ability to receive dividends from our subsidiaries could affect our liquidity, including our ability to pay dividends or take other capital actions;

(20)	the risk that for our deferred tax assets, we may be required to increase the valuation allowance in future periods, or we may not be able to realize all of the deferred tax assets in the future;

(21)	the risk that we could have an “ownership change” under Section 382 of the IRC, which could impair our ability to timely and fully utilize our net operating losses and built-in losses that may exist when such “ownership change” occurs;

(22)	risks related to recent and proposed changes in the mortgage banking industry, including the risk that we may be required to repurchase mortgage loans sold to third parties and the impact of the “ability to pay” and “qualified mortgage” rules on our loan origination process and foreclosure proceedings;

(23)	the costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;

(24)	risks related to the fluctuation in our stock price;

(25)	the effects of any damages to our reputation resulting from developments related to any of the items identified above; and

(26)	other factors and other information contained in this prospectus supplement and the accompanying prospectus and in other reports and filings that we make with the SEC under the Exchange Act, including, without limitation, those found in “Part I — Item 1A. Risk Factors” of our 2014 10-K.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Part I — Item 1A. Risk Factors” and other information contained in our 2014 10-K and our other periodic filings, including our quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Synovus are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. We undertake no obligation to update any forward-looking information and statements, whether written or oral, to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law. All forward-looking statements attributable to Synovus are expressly qualified by these cautionary statements.

S-iv

SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement and may not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the information contained under the caption entitled “Risk Factors” in this prospectus supplement and “Risk Factors” in our 2014 10-K to determine whether an investment in the notes is appropriate for you.

Synovus Financial Corp.

Synovus Financial Corp. is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. We provide integrated financial services including commercial and retail banking, financial management, insurance and mortgage services to our customers through 28 locally-branded banking divisions of our wholly-owned subsidiary bank, Synovus Bank, and other offices in Georgia, Alabama, South Carolina, Florida and Tennessee.

Our relationship-driven community banking model is built on creating long-term relationships with our customers. This relationship banking approach allows our bankers to serve their customers’ individual needs and demonstrates our commitment to the communities in which we operate. We believe that these factors position us to take advantage of future growth opportunities in our existing markets.

As of September 30, 2015, we had approximately $28.2 billion in assets, $22.8 billion in total deposits and $3.0 billion in shareholders’ equity. Our net income available to common shareholders was $185.0 million for the fiscal year ended December 31, 2014, a 56% increase from $118.6 million for 2013, and was $160.0 million for the nine months ended September 30, 2015, a 19% increase from $134.4 million for the same period in 2014.

We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 and our telephone number at that address is (706) 649-3555. We maintain a website at www.synovus.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

THE OFFERING

The following summary contains basic information about the notes and is not complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.”

Issuer	Synovus Financial Corp.

Securities Offered	5.75% Fixed-to-Floating Rate Subordinated Notes due 2025

Aggregate Principal Amount	$250,000,000

Issue Price	100%

Issue Date	December 7, 2015

Maturity Date	The notes will mature on December 15, 2025.

Interest Rate	From and including the issue date to but excluding December 15, 2020, a fixed per annum rate of 5.75%.

From and including December 15, 2020 to but excluding the maturity date, a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus 418.2 basis points. For any determination date, “LIBOR” means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by Synovus Financial Corp. from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by Synovus Financial Corp.

Interest Payment Dates	Until, but not including December 15, 2020, we will pay interest on the notes on June 15 and December 15 of each year, commencing June 15, 2016.

From and including December 15, 2020, through the maturity date or earlier redemption, we will pay interest on the notes on March 15, June 15, September 15 and December 15 of each year.

Record Dates	From June 15, 2016 to December 15, 2020, June 1 and December 1 of each year.

From December 15, 2020, through the maturity date or earlier redemption, March 1, June 1, September 1 and December 1 of each year.

Day Count Convention	Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding December 15, 2020, and, thereafter, a 360-day year and the number of days actually elapsed.

No Guarantees	The notes are not guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under “Ranking.”

Ranking	The notes will be our unsecured subordinated obligations and:

•

will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Debt (as defined in the Indenture (as hereinafter defined)) as described under “Description of Notes” in this prospectus supplement, including our 7.875% Senior Notes due 2019 (which we refer to as our “2019 senior notes”);

•	will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•

will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the notes, including our 5.125% subordinated notes due 2017 (which we refer to as our “2017 subordinated notes”);

•

will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to the notes, including our existing floating rate junior subordinated debentures underlying our outstanding trust preferred securities (which we refer to as our “junior subordinated debentures”); and

•

will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation Synovus Bank’s depositors, liabilities to general creditors and liabilities arising during the ordinary course of business or otherwise.

As of September 30, 2015, we had:

•	approximately $300 million of indebtedness that would be considered Senior Debt issued by Synovus Financial Corp., consisting of our 2019 senior notes, ranking senior to the notes;

•	approximately $450 million of indebtedness issued by Synovus Financial Corp., consisting of our 2017 subordinated notes, ranking equally to the notes;

•	$10 million of indebtedness, consisting of our junior subordinated debentures, ranking junior to the notes; and

•

approximately $1.3 billion in long-term debt issued by our subsidiaries, which, together with approximately $23.1 billion in other outstanding debt and other liabilities, including deposits, of our subsidiaries, would rank structurally senior to the notes in case of liquidation or otherwise.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional Redemption	We may, beginning with the interest payment date of December 15, 2020 and on any interest payment date thereafter, redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

We may also redeem the notes at any time prior to December 15, 2020, at our option, in whole or in part, if (i) a change or prospective change in law occurs that could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs that precludes the notes from being recognized as Tier 2 capital for regulatory capital purposes, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest through, but excluding, the redemption date. For more information, see “Description of Notes — Redemption” in this prospectus supplement.

Sinking Fund	There is no sinking fund for the notes.

Default; Remedies	The notes will contain customary payment and covenant defaults and insolvency events of default. There is no right of acceleration in the case of a default in the payment of principal or of interest on the notes or in our non-performance of any other obligation under the notes or the Indenture. However, if an insolvency-related event of default occurs, the principal of, and accrued and unpaid interest on, the notes will become immediately due and payable without any action of the Trustee or the holders of the notes. In the event of such acceleration of the maturity of the notes, all of our obligations to holders of our senior indebtedness will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal of, or interest on, the notes. See “Description of Notes — Defaults; Events of Default; Limitation on Suits” in this prospectus supplement.

Further Issuances

The notes will initially be limited to an aggregate principal amount of $250,000,000. We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $246.5 million. We intend to use the net proceeds from this offering for general corporate purposes, which may include, but are not limited to, potential strategic acquisitions, share repurchases and repayment of debt at or prior to its maturity, including repurchases of our 2017 subordinated notes through open market or privately negotiated repurchases or other available methods. See “Use of Proceeds.”

Form and Denomination	The notes will be offered in book-entry form through the facilities of DTC in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Listing	The notes will not be listed on any securities exchange.

Governing Law	The notes and the indenture pursuant to which we will issue the notes will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

No Prior Market	The notes will be new securities for which there is no existing market. Although the underwriter has informed us that it intends to make a market in the notes, it is not obligated to do so, and it may discontinue market-making activities at any time without notice. We cannot assure you that an active or liquid market for the notes will develop or be maintained.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information contained under “Risk Factors” in this prospectus supplement and in our 2014 10-K as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth summary consolidated financial and other data of Synovus. The financial data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements contained in our Annual Reports on Form 10-K filed with the SEC, except for the tangible common equity to tangible assets ratio, which is reconciled below under “Reconciliation of Non-GAAP Financial Measures.” The financial data as of and for the nine months ended September 30, 2015 and 2014 have been derived from our unaudited consolidated financial statements contained in our Quarterly Reports on Form 10-Q filed with the SEC, except for the non-GAAP measures noted above which are reconciled as provided below. The summary consolidated financial results are not indicative of our expected future operating results. The following summary consolidated financial information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2014 10-K and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, together with the historical consolidated financial statements and notes thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	At or for nine months ended September 30,		At or for year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(dollars in thousands, except per share data)
Income Statement:
Total revenues(1)	$813,733	$808,053	$1,080,057	$1,060,818	$1,128,941	$1,188,021	$1,292,951
Net interest income	614,698	611,829	819,284	810,192	854,117	924,154	986,333
Provision for loan losses	13,990	25,638	33,831	69,598	320,369	418,795	1,131,274
Non-interest income(2)	201,746	197,555	262,104	253,571	313,966	338,874	305,347
Non-interest expense	534,621	560,115	744,998	741,537	816,237	903,765	1,009,576
Income (loss) from continuing operations, net of income taxes	167,684	142,077	195,249	159,383	830,209	(60,844)	(834,019)
Income from discontinued operations, net of income taxes(3)	—	—	—	—	—	—	43,162
Net income (loss)	167,684	142,077	195,249	159,383	830,209	(60,844)	(790,857)
Dividends and accretion of discount on preferred stock	7,678	7,678	10,238	40,830	58,703	58,088	57,510
Net income (loss) available to common shareholders	160,006	134,399	185,011	118,553	771,506	(118,712)	(848,188)

Per share data:
Basic net income (loss) per common share:
Net income (loss) from continuing operations	$1.20	$0.97	$1.34	$0.93	$6.87	$(1.06)	$(9.11)
Net income (loss)	1.20	0.97	1.34	0.93	6.87	(1.06)	(8.67)
Diluted net income (loss) per common share:
Net income (loss) from continuing operations	1.20	0.96	1.33	0.88	5.93	(1.06)	(9.11)
Net income (loss)	1.20	0.96	1.33	0.88	5.93	(1.06)	(8.67)
Cash dividends declared per common share	0.30	0.21	0.31	0.28	0.28	0.28	0.28
Book value per common share	22.13	21.22	21.42	20.32	23.25	16.76	18.37

	At or for nine months ended September 30,		At or for year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(dollars in thousands, except per share data)
Balance Sheet:
Investment securities available for sale	$3,487,332	$3,050,257	$3,041,406	$3,199,358	$2,981,112	$3,690,125	$3,440,268
Loans, net of deferred fees and costs	21,864,309	20,588,566	21,097,699	20,057,798	19,541,690	20,079,813	21,585,763
Total assets	28,167,827	26,519,110	27,051,231	26,201,604	26,760,012	27,162,845	30,093,148
Deposits	22,777,413	20,989,781	21,531,700	20,876,790	21,057,044	22,411,752	24,500,304
Long-term debt	2,038,719	2,130,934	2,140,319	2,033,141	1,726,455	1,364,727	1,808,161
Total shareholders’ equity	3,017,116	3,076,545	3,041,270	2,948,985	3,569,431	2,827,452	2,997,918

Performance ratios and other data:
Return on average assets	0.80%	0.72%	0.74%	0.61%	3.15%	(0.21)%	(2.47)%
Return on average equity	7.40	6.21	6.45	4.84	29.04	(2.09)	(25.23)
Net interest margin	3.19	3.39	3.38	3.40	3.50	3.51	3.36
Dividend payout ratio(4)	25.00	21.88	23.31	31.82	4.72	nm	nm
Tangible common equity to tangible assets ratio(5)	10.18	11.04	10.69	10.68	9.66	6.81	6.73
Weighted average common shares outstanding, basic(6)	133,120	138,989	138,495	127,495	112,352	112,182	97,884
Weighted average common shares outstanding, diluted(6)	133,876	139,600	139,154	134,226	130,015	112,182	97,884

(1)	Consists of net interest income and non-interest income excluding investment securities gains (losses), net.
(2)	Non-interest income for the years ended December 31, 2012 and 2011 include net gains on investment securities available for sale of $39.1 million and $75.0 million, respectively.
(3)

Discontinued operations for the year ended December 31, 2010 consist of a $42.4 million gain, after tax, on the sale of the merchant services business which was completed on March 31, 2010 as well as the revenues and expenses of this business.

(4)	Determined by dividing cash dividends declared per common share by diluted net income per share.
(5)

The tangible common equity to tangible assets ratio is a non-GAAP financial measure which is calculated as follows: (total shareholders’ equity minus preferred stock minus goodwill minus other intangible assets) divided by (total assets minus goodwill minus other intangible assets). See “Reconciliation of non-GAAP Financial Measures.”

(6)	Synovus effected a one-for-seven reverse stock split on its common stock which became effective on May 16, 2014. All prior periods have been adjusted to reflect the one-for-seven reverse stock split.
(nm)	Not meaningful.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The measure entitled tangible common equity to tangible assets ratio which we refer to elsewhere in this prospectus supplement, is not a measure recognized under generally accepted accounting principles, or GAAP, and therefore is considered a non-GAAP financial measure. The most comparable GAAP measure is the ratio of total common shareholders’ equity to total assets.

Management uses this non-GAAP financial measure to assess the strength of Synovus’ capital position. Synovus believes that this non-GAAP financial measure provides meaningful additional information about Synovus to assist investors in evaluating Synovus’ financial strength and capitalization. This non-GAAP financial measure should not be considered as a substitute for capital ratios determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.

The computation of tangible common equity to tangible assets ratio and the reconciliation of this measure to the most comparable GAAP measure is set forth in the table below:

	At September 30,		At December 31,
	2015	2014	2014	2013	2012	2011	2010
	(dollars in thousands)
Tangible Common Equity Ratio:
Total assets	$28,167,827	$26,519,110	$27,051,231	$26,201,604	$26,760,012	$27,162,845	$30,093,148
Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)
Other intangible assets, net	(667)	(1,471)	(1,265)	(3,415)	(5,149)	(8,525)	(12,434)

Tangible assets	$28,142,729	$26,493,208	$27,025,535	$26,173,758	$26,730,432	$27,129,889	$30,056,283

Total shareholders’ equity	$3,017,116	$3,076,545	$3,041,270	$2,948,985	$3,569,431	$2,827,452	$2,997,918
Goodwill	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)	(24,431)
Other intangible assets, net	(667)	(1,471)	(1,265)	(3,415)	(5,149)	(8,525)	(12,434)
Series C Preferred Stock	(125,980)	(125,980)	(125,980)	(125,862)	—	—	—
Series A Preferred Stock	—	—	—	—	(957,327)	(947,017)	(937,323)

Tangible common equity	$2,866,038	$2,924,663	$2,889,594	$2,795,277	$2,582,524	$1,847,479	$2,023,730

Total common shareholders’ equity to total assets ratio(1)	10.26%	11.13%	10.78%	10.77%	9.76%	6.92%	6.85%
Tangible common equity to tangible assets	10.18%	11.04%	10.69%	10.68%	9.66%	6.81%	6.73%

(1)	Total shareholders’ equity less preferred stock divided by total assets.

RISK FACTORS

An investment in the notes involves a number of risks. This prospectus supplement does not describe all of those risks. You should carefully consider the risks described below and the risk factors concerning our business included in our 2014 10-K in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings, which are incorporated into this prospectus supplement by reference, before deciding whether an investment in the notes is suitable for you.

The notes are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries. The notes are not insured by the FDIC or any other governmental agency or public or private insurer.

Our obligations under the notes will be unsecured and subordinated to our existing and future Senior Debt.

Our obligations under the notes will be unsecured and subordinated in right of payment to all of our existing and future Senior Debt. As of September 30, 2015, we had $300 million of indebtedness that would be considered Senior Debt ranking senior to the notes, $450 million of indebtedness ranking equally to the notes and $10 million of indebtedness ranking junior to the notes. We may incur substantial other indebtedness, including Senior Debt and indebtedness ranking equally with the notes, in the future. The indenture governing the notes does not contain any limitation on the amount of debt or other obligations ranking senior to or equal with the indebtedness evidenced by the notes that we may incur hereafter.

Our substantial level of debt could materially adversely affect our ability to generate sufficient cash to fulfill our obligations under the notes.

We have a substantial amount of debt, requiring significant interest and principal payments. As of September 30, 2015, we and our subsidiaries had approximately $2.0 billion in principal amount of long-term debt outstanding, including our 2019 senior notes and our 2017 subordinated notes, but excluding the notes offered hereby. The indenture and the notes do not contain any limitation on the amount of debt, deposits or other obligations that may hereafter be issued, accepted or incurred by us or our subsidiaries. We and our subsidiaries are expected to incur additional obligations from time to time, and the risks related to our high level of debt could increase.

Our substantial level of debt could have important consequences to holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to our debt, including the notes;

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for other purposes;

•	increasing our vulnerability to adverse economic and industry conditions, which could place us at a disadvantage compared to our competitors that have relatively less debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

•	limiting our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions and other corporate purposes.

In addition, a breach of any of the restrictions or covenants in our debt agreements could cause a cross-default under other debt agreements. A significant portion of our debt then may become immediately due and payable. We are not certain whether we would have, or be able to obtain, sufficient funds to make these accelerated payments. If any of our debt is accelerated, our assets may not be sufficient to repay such debt in full.

The notes are structurally subordinated to all liabilities of our subsidiaries.

The notes are structurally subordinated to all liabilities of our subsidiaries, including without limitation, their debt, deposits and trade payables. As of September 30, 2015, we had approximately $1.3 billion in long-term debt issued by our subsidiaries, which, together with approximately $23.1 billion in other outstanding debt and other liabilities, including deposits, of our consolidated subsidiaries, would rank structurally senior to the notes in case of liquidation or otherwise. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of the holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s depositors and creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any debt of that subsidiary senior to that held by us, and our rights could otherwise be subordinated to the rights of other creditors and depositors of that subsidiary. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make interest and principal payments on the notes.

Our access to funds from our subsidiaries may become limited, thereby restricting our ability to make payments on our obligations.

Synovus Financial Corp. is a separate and distinct legal entity from its subsidiary bank and nonbanking subsidiaries. We therefore depend on dividends, distributions and other payments from our subsidiary bank and nonbanking subsidiaries to fund payments on our obligations, including debt obligations such as the notes. Our subsidiary bank and certain of our other subsidiaries are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us, and certain of our subsidiaries also may become subject to regulatory orders that would further limit their ability to pay dividends or other distributions to us. See “Risk Factors — We may become subject to supervisory actions and enhanced regulation that could have a material negative effect on our business, reputation, operating flexibility, financial condition and the value of our common stock and preferred stock” and “Business — Supervision, Regulation and Other Factors — Dividends” in our 2014 10-K. Regulatory action of this kind could impede access to funds we need to make payments on our obligations, including interest and principal payments on the notes.

We may not be able to generate sufficient cash to service all of our debt, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our debt or to refinance our debt will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, on distributions to us from our subsidiaries and required capital levels with respect to certain of our subsidiary bank and nonbanking subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the notes, regardless of whether we are the subject of an insolvency proceeding.

As a bank holding company, our ability to pay the principal of, and interest on, the notes is subject to the rules and guidelines of the Federal Reserve Board (which we refer to as the “FRB”) regarding capital adequacy. We intend to treat the notes as “Tier 2 capital” under these rules and guidelines. The FRB guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and FRB regulations, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the notes on one or more of the scheduled interest payment dates or at any other time or the principal of the notes at the maturity of the notes.

If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of Synovus Bank and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established trading market. The underwriter has advised us that it intends to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriter is not obligated to make a market in the notes and it may discontinue its market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, may not continue. The liquidity of any market for the notes will depend upon, among other things, the number of holders of the notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. If a market develops, the notes could trade at prices that may be lower than the initial offering price of the notes. Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial price volatility. The market, if any, for the notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests over our assets or from paying dividends or issuing or repurchasing our securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

Holders of the notes will have limited rights if there is an event of default.

Payment of principal on the notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving Synovus Financial Corp. There is no automatic acceleration or right of acceleration in the case of default in the payment of principal of or interest on the notes or in the performance of any of our other obligations under the notes or the indenture governing the notes.

The indenture includes limited events of default.

The indenture contains limited events of default and remedies. As a result of our intended treatment of the notes as Tier 2 capital, the ability of the Trustee under the indenture that governs the notes and the holders of the notes to accelerate the maturity of and our obligation to pay immediately the principal of, and any accrued and unpaid interest on, the notes will be limited to the events of default that occur upon:

•	if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to Synovus Financial Corp. that continues unstayed and in effect for a period of 60 consecutive days;

•	in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary (currently, Synovus Bank); or

•	if Synovus Financial Corp. commences a bankruptcy or insolvency proceeding or consents to the entry of an order in an involuntary bankruptcy or insolvency proceeding.

Consequently, neither the Trustee nor the holders of the notes will have the right to accelerate the maturity of the notes in the case of our failure to pay the principal of, or interest on, the notes or our non-performance of any other covenant under the notes or the indenture.

After December 15, 2020, the notes may be redeemed at our option, which limits the ability to earn interest over the full term of the notes.

We may redeem all or a portion of the notes on or after December 15, 2020 and prior to their maturity date. In the event that we redeem the notes, holders of the notes will receive only the principal amount of the investment in the notes and any accrued and unpaid interest to, but excluding, the date of redemption.

The amount of interest payable on the notes will vary after December 15, 2020.

As the interest rate of the notes will be calculated based on LIBOR from December 15, 2020 through the maturity date and LIBOR is a floating rate, the interest rate on the notes will vary after December 15, 2020. From and including the issue date to but excluding December 15, 2020, the notes will bear interest at a fixed rate per annum of 5.75%. From and including December 15, 2020 to but excluding the maturity date or earlier redemption date, the notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the then-current three-month LIBOR plus 418.2 basis points. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

The level of LIBOR may affect our decision to redeem the notes.

We are more likely to redeem the notes after December 15, 2020 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the notes prior to their maturity date, holders may not be able to invest in other securities with a similar level of risk that yield as much interest as the notes.

Holders of the notes will have no rights against the publishers of LIBOR.

Holders of the notes will have no rights against the publishers of LIBOR, even though the amount they receive on each interest payment date after the fifth year will depend upon the level of LIBOR. The publishers of LIBOR are not in any way involved in this offering and have no obligations relating to the notes or the holders of the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The credit ratings of our indebtedness are an assessment by rating agencies of our ability to pay our debts when due. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant.

The ratings agencies regularly evaluate us and Synovus Bank, and their ratings of our long-term debt are based on a number of factors, including our financial strength as well as factors not entirely within our control, including conditions affecting the financial services industry generally. There can be no assurance that we will not receive adverse changes in our ratings in the future, which could adversely affect the cost and other terms upon which we are able to obtain funding and the way in which we are perceived in the capital markets. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value and liquidity of the notes and increase our borrowing costs.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $246.5 million. We intend to use the net proceeds from this offering for general corporate purposes, which may include, but are not limited to, potential strategic acquisitions, share repurchases and repayment of debt at or prior to its maturity, including repurchases of our 5.125% subordinated notes due 2017 through open market or privately negotiated repurchases or other available methods.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2015:

•	on an actual basis; and

•	on an adjusted basis to give effect to the sale of the notes offered hereby, for total net proceeds of approximately $246.5 million after deducting underwriting discount and estimated expenses.

This information should be read together with the selected consolidated financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our quarterly report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated by reference into this prospectus supplement. See “Use of Proceeds.”

	At September 30, 2015
	Actual	As adjusted
	(dollars in thousands, except share data)
Federal funds purchased and securities sold under repurchase agreements	$135,475	$135,475
Long-term debt:
Parent Company:
Notes offered hereby, $250 million par value	$—	$246,500 (1)
5.125% subordinated notes, due June 15, 2017, $450 million par value	450,000	449,309 (1)
7.875% senior notes, due February 15, 2019, $300 million par value	296,498	296,498
LIBOR + 1.80% debentures, due April 19, 2035	10,000	10,000
Hedge related basis adjustment(2)	5,286	5,286

Total long-term debt — parent company	761,784	1,007,593

Subsidiaries:
FHLB advances with interest and principal payments due at various maturity dates through 2020	1,275,208	1,275,208
Capital lease maturing in 2031	1,727	1,727

Total long-term debt — subsidiaries	1,276,935	1,276,935

Total long-term debt	$2,038,719	$2,284,528

Shareholders’ equity:
Series C Preferred Stock — no par value. 5,200,000 shares outstanding	$125,980	$125,980
Common stock — $1.00 par value
Authorized 342,857,143 shares, issued 140,525,608 shares, and outstanding 130,632,731 shares	140,526	140,526
Additional paid-in capital	2,986,333	2,986,333
Less treasury stock at cost — 9,892,877 shares	(364,428)	(364,428)
Accumulated other comprehensive loss, net	(6,092)	(6,092)
Retained earnings	134,797	134,797

Total shareholders’ equity	$3,017,116	$3,017,116

Total capitalization (including short-term borrowings)	$5,191,310	$5,437,119

Capital ratios:
Common equity tier 1 capital	$2,637,462	$2,637,462
Tier 1 capital	2,637,462	2,637,462
Total risk-based capital	2,990,099	3,240,099
Tier 1 capital ratio	10.60%	10.60%
Common equity tier 1 ratio (transitional)	10.60%	10.60%
Common equity tier 1 ratio (fully phased-in)	9.98%	9.98%
Total risk-based capital to risk-weighted assets ratio	12.02%	13.03%
Leverage ratio	9.45%	9.45%
Total shareholders’ equity to total assets ratio	10.71%	10.62%
Tangible common equity to tangible assets ratio(3)	10.18%	10.09%

(1)	Reflects adoption of Accounting Standards Update No 2015-03, which requires that debt issuance cost be recorded as a direct deduction from the debt liability.
(2)	Unamortized balance of terminated interest rate swaps reflected in debt for financial reporting purposes.
(3)	See “Reconciliation of Non-GAAP Financial Measures.”

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below.

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011		2010
Including interest on deposits	3.56x	3.26x	3.30x	2.27x	0.87x	0.59	x	(1.27	)x
Excluding interest on deposits	5.93x	4.98x	5.06x	3.06x	0.78x	(0.07	)x	(7.11	)x

For the years ended December 31, 2012, 2011 and 2010, earnings were insufficient to cover fixed charges (including and excluding interest on deposits) by $27.2 million, $117.6 million and $906.7 million, respectively. In these three periods during which earnings were insufficient to cover fixed charges, Synovus met all financial obligations.

DESCRIPTION OF NOTES

The notes will be issued pursuant to a Subordinated Indenture, to be dated as of December 7, 2015 and to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended and supplemented by the First Supplemental Indenture to be dated as of December 7, 2015. We refer to the Indenture, as supplemented by the First Supplemental Indenture, as the “Indenture,” and we refer to The Bank of New York Mellon Trust Company, N.A., in its capacity as the trustee, as the “Trustee.” You may request a copy of the Indenture from us as described under “Where You Can Find More Information.” The following summaries of certain provisions of the notes and the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the notes and the Indenture, including the definitions of certain terms used in the Indenture.

General

The notes will be unsecured subordinated obligations of Synovus Financial Corp. and will mature on December 15, 2025 (which we refer to as the “maturity date”). The notes may not be redeemed, called or repurchased by us prior to December 15, 2020, except we may, at our option, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, redeem the notes prior to maturity, in whole, at any time, or in part, from time to time, after the date on which we sell the notes to investors, if (i) a change or prospective change in law occurs which could prevent us from deducting interest payable on the notes for U.S. federal income tax purposes, (ii) a subsequent event occurs which precludes the notes from being recognized as Tier 2 capital, or (iii) we are required to register as an investment company under the Investment Company Act of 1940, as amended, in each case as described below under “— Redemption”. Beginning with the interest payment date of December 15, 2020, and on any interest payment date thereafter, we may, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, redeem the notes, in whole or in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus interest that is accrued and unpaid to, but excluding, the date of redemption.

There is no sinking fund for the notes. Except as described below under “— Form, Denomination, Transfer, Exchange and Book-Entry Procedures,” the notes will be issued only in book-entry form and will be represented by one or more global notes registered in the name of The Depository Trust Company (which, along with its successors, we refer to as “DTC”) or its nominee. The notes will be issued in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We do not intend to apply for the listing of the notes on any securities exchange.

The notes will bear interest at a fixed rate of 5.75% per annum from December 7, 2015 to but excluding December 15, 2020 (the “Fixed Rate Period”). During the Fixed Rate Period, interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2016 (each such date a “Fixed Rate Interest Payment Date”). The interest payable during the Fixed Rate Period will be paid to each holder in whose name a note is registered at the close of business on June 1 and December 1 immediately preceding the applicable Fixed Rate Interest Payment Date.

The notes will bear a floating interest rate from and including December 15, 2020 to but excluding the maturity date (the “Floating Rate Period”). The floating interest rate will be equal to the then-current three-month LIBOR on the determination date of the applicable interest period plus 418.2 basis points. For any determination date, “LIBOR” means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by Synovus Financial Corp. from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by Synovus Financial Corp. During the Floating Rate Period, interest on the notes will be payable quarterly in arrears on March 15, June 15, September 15, and December 15 of each year (each such date, a “Floating Rate Interest Payment Date”, together with a “Fixed Rate Interest Payment Date”, an “Interest Payment Date”). The interest payable during the Floating Rate Period will be paid to each holder in whose name a note is registered at the close of business on the March 1, June 1, September 1, and December 1 immediately preceding the applicable Floating Rate Interest Payment Date.

Payments will include interest accrued to but excluding the relevant Interest Payment Date. If any Interest Payment Date, including the maturity date, falls on a day that is not a business day, the related payment will be made on the next succeeding business day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the maturity date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to but excluding December 15, 2020, and, thereafter, a 360-day year and the number of days actually elapsed. The term “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions in Columbus, Georgia or New York, New York are authorized or obligated by law, regulation or executive order to be closed or a day in which the office of the Trustee is closed for business and, with respect to LIBOR determinations, any day on which dealings in deposits in U.S. dollars are conducted between financial institutions in the London Interbank Eurocurrency market.

Any interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall cease to be payable to the holder on the relevant record date by virtue of having been a holder on such date, and such Defaulted Interest may be paid by Synovus Financial Corp., either to the person in whose name the notes are registered at the close of business on a special record date for the payment of defaulted interest, or in any other lawful manner deemed practicable by the Trustee.

Payment of principal on the notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “— Defaults; Events of Default; Limitation on Suits.”

No recourse will be available for the payment of principal of or interest on any note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of Synovus Financial Corp. or of any successor entity. The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving Synovus Financial Corp. or its subsidiaries that may adversely affect the credit quality of Synovus Financial Corp.

The notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

The notes are not deposits and are not insured or guaranteed by the FDIC or any other government agency. The notes are solely obligations of Synovus Financial Corp. and are neither obligations of, nor guaranteed by, our subsidiary bank, Synovus Bank, or any of our non-banking subsidiaries.

Subordination of the Notes

Our obligation to make any payment on account of the principal and interest on the notes will be subordinate and junior in right of payment to our obligations to the holders of our Senior Debt. “Senior Debt” is defined in the Indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

•	obligations under letters of credit;

•

indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;

•

any obligations of Synovus Financial Corp. to its general creditors (as defined for purposes of the capital adequacy regulations of the FRB applicable to Synovus Financial Corp. as the same may be amended or modified from time to time); and

•

guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking equally with the notes or ranking junior to the notes, including our 2017 subordinated notes and our junior subordinated debentures. Notwithstanding the foregoing, and for the avoidance of doubt, if the FRB (or other successor regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “Senior Debt” in the Indenture will have the meaning as described in that rule or interpretation.

Indebtedness and obligations that rank junior to the notes under the terms of the Indenture include (i) our junior subordinated debentures; and (ii) any other indebtedness, the terms of which provide that such indebtedness ranks junior in right of payment to the notes, with respect to which the notes will rank senior in right of payment and upon liquidation.

All liabilities of Synovus Bank and our other subsidiaries including, without limitation, Synovus Bank’s depositors, liabilities to general creditors, and liabilities arising during our subsidiaries’ ordinary course of business or otherwise, will be effectively senior to the notes to the extent of the assets of such subsidiaries. Over the term of the notes, we will need to rely primarily on dividends from Synovus Bank, which is a state chartered bank, to pay interest and principal on our outstanding debt obligations and to make dividends to our shareholders and other payments on our other securities. Regulatory rules may restrict our ability to withdraw capital from Synovus Bank by dividends or other means. See “Risk Factors” above.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to Synovus Financial Corp. or its property, any proceeding for the liquidation, dissolution, or other winding up of Synovus Financial Corp., whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by Synovus Financial Corp. for the benefit of creditors or any other marshalling of the assets of Synovus Financial Corp., all of our obligations to holders of our Senior Debt will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the notes. Only after payment in full of all amounts owing with respect to Senior Debt will the holders of the notes, together with the holders of any of our obligations ranking on a parity with the notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the notes. In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the trustee or agent on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by Synovus Financial Corp. on account of the principal of or interest on the notes or on account of the purchase or other acquisition of any notes.

In the event of our bankruptcy or insolvency, holders of our Senior Debt may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors. With respect to the assets of a subsidiary of Synovus Financial Corp., creditors of Synovus Financial Corp. (including holders of the notes) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that Synovus Financial Corp. may be a creditor with recognized claims against such subsidiary.

The notes do not contain any limitation on the amount of Senior Debt or other obligations ranking senior to or equally with the indebtedness evidenced by the notes that may be hereafter incurred by Synovus Financial Corp. or its subsidiaries. As of September 30, 2015, we had $300 million of indebtedness that would be considered Senior Debt ranking senior to the notes, $450 million of indebtedness ranking equally to the notes and $10 million of indebtedness ranking junior to the notes. As of September 30, 2015, we had approximately $1.3 billion in long-term debt issued by our subsidiaries, which, together with approximately $23.1 billion in other outstanding debt and other liabilities, including deposits, of our consolidated subsidiaries, ranks structurally senior to the notes.

Redemption

We may, at our option, beginning with the interest payment date of December 15, 2020, but not prior thereto, (except upon the occurrence of certain specified events specified below) and on any interest payment date thereafter, redeem the notes, in whole or in part, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a price equal to 100% of the principal amount of the notes being redeemed plus interest that is accrued and unpaid to, but excluding, the date of redemption. The notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem the notes at any time, including before December 15, 2020, in whole or in part, at a price equal to 100% of the principal amount of the notes being redeemed plus interest that is accrued and unpaid to, but excluding, the date of redemption upon the occurrence of:

•

a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the issuance of the notes, there is more than an insubstantial risk that the interest payable on the notes is not, or within 90 days of receipt of such opinion, will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

•

a “Tier 2 Capital Event,” defined in the Indenture to mean the receipt by us of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for Synovus Financial Corp. or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the original issuance of the notes, the notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to Synovus Financial Corp.; or

•	Synovus Financial Corp. becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

Any redemption of the notes following one of these events would require prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

In the event of any redemption of the notes, a notice of redemption (which notice may be conditional at Synovus Financial Corp.’s discretion on one or more conditions precedent, and, the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by Synovus Financial Corp. if Synovus Financial Corp. determines that such conditions will not be satisfied) shall be delivered to each holder of notes not less than 30 nor more than 60 days prior to the redemption date.

Any redemption will be made at a redemption price equal to the principal amount of the notes plus accrued and unpaid interest to, but excluding, the date of redemption.

In the case of any partial redemption, the selection of the notes for redemption will be made in accordance with DTC procedures, although no note of $2,000 in original principal amount or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A replacement note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. The notes are not subject to redemption or prepayment at the option of the holders.

Tier 2 Capital

The notes are intended to qualify as Tier 2 capital under the FRB’s rules regarding capital adequacy, as the same may be amended or supplemented from time to time. These regulations set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors;

•

not contain provisions permitting the holders of the notes to accelerate payment of principal or interest prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the institution; and

•

only be callable after a minimum of five years following issuance, except upon the occurrence of certain special events, as described above, and, in any case, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB.

Defaults; Events of Default; Limitation on Suits

Under the Indenture, an event of default will occur with respect to the notes only (i) if a court enters an order in an involuntary bankruptcy or insolvency proceeding with respect to Synovus Financial Corp. that continues unstayed and in effect for a period of 60 consecutive days, (ii) if Synovus Financial Corp. commences a bankruptcy or insolvency proceeding or consents to the entry of an order in an involuntary bankruptcy or insolvency proceeding or (iii) in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary (currently, Synovus Bank).

If an event of default occurs and is continuing, the principal amount and interest shall become immediately and automatically due and payable, without any declaration or other action on the part of the Trustee or the holders of the notes.

There is no right of acceleration in the case of a default in the payment of principal of or interest on the notes or in our non-performance of any other obligation under the notes or the Indenture. If we default in our obligation to pay any interest on the notes when due and payable and such default continues for a period of

30 consecutive days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an event of default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of notes unless such holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes.

No holder of notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing default with respect to the notes;

•

the holders of not less than 25% in principal amount of the notes shall have made written request to the Trustee to institute proceedings in respect of such default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding notes.

In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of notes.

Modification and Waiver

The Indenture provides that we and the Trustee may modify or amend the Indenture with or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding notes; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any note;

•	reduce the principal amount or rate of interest of any note;

•	change the place of payment where any note or any interest is payable;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity;

•	modify the provisions of the Indenture with respect to the subordination of the notes in a manner adverse to the holders of the notes; or

•

reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture and the consequences thereof under the Indenture.

In addition, the holders of a majority in principal amount of the outstanding notes may, on behalf of all holders of notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding note of the affected series.

Legal Defeasance and Covenant Defeasance

Synovus Financial Corp. may choose to either discharge its obligations under the Indenture and the notes in a legal defeasance, or to release itself from certain or all of its covenant restrictions under the Indenture and the notes in a covenant defeasance. Synovus Financial Corp. may do so after it irrevocably deposits with the Trustee, for the benefit of the holders of the notes, sufficient cash and/or U.S. government securities to pay the principal of (and premium, if any) and interest and any other sums due on the stated maturity date or a redemption date of the notes. If Synovus Financial Corp. chooses the legal defeasance option, the holders of the notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of notes, replacement of lost, stolen or mutilated notes and the right to receive payments of the principal of (and premium, if any) and interest on such notes when such payments are due.

Synovus Financial Corp. may discharge its obligations under the Indenture or release itself from covenant restrictions only if it meets certain requirements. Among other things, Synovus Financial Corp. must deliver to the Trustee an opinion of its legal counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the IRS or a change in the applicable federal income tax law. Synovus Financial Corp. may not have a default under the Indenture or the notes on the date of deposit and, under certain circumstances, 120 days after such deposit. The discharge may not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act and may not result in Synovus Financial Corp. becoming an investment company in violation of the Investment Company Act of 1940. The discharge may not violate any of its agreements to which is a party or by which it is bound.

Any defeasance of the notes pursuant to the Indenture shall be subject to Synovus Financial Corp. obtaining the prior approval of the FRB and any additional requirements that the FRB may impose with respect to defeasance of the notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date, the FRB does not require that defeasance of instruments be subject to FRB approval in order for the instrument to be accorded Tier 2 Capital treatment, then no such approval of the FRB will be required for such defeasance.

Satisfaction and Discharge

Synovus Financial Corp. may discharge its obligations under the Indenture and the notes if (i) all outstanding notes have been delivered for cancellation, (ii) all outstanding notes have become due and payable or will become due and payable at their stated maturity within one year or (iii) all outstanding notes are scheduled for redemption within one year, and Synovus Financial Corp. has irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of (and premium, if any) and interest on all outstanding notes and any other sums due on the stated maturity date or a redemption date.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with the notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes; provided however, that a separate CUSIP number will be issued for any such additional notes unless the notes are fungible for U.S. federal income tax purposes, subject to the procedures of DTC.

Consolidation, Merger and Sale of Assets

The Indenture provides that Synovus Financial Corp. may not consolidate with or merge into any other person or convey, transfer or lease its assets substantially as an entirety to any person, and Synovus Financial Corp. may not permit any other person to consolidate with or merge into it or to convey, transfer or lease its assets substantially as an entirety to Synovus Financial Corp. if, in such case, Synovus Financial Corp. is not the surviving entity, unless

•

if Synovus Financial Corp. consolidates with or merges into any other person or conveys, transfers or leases its assets substantially as an entirety to any other person, the person formed by such consolidation or into which Synovus Financial Corp. merges, or the person that acquires its assets, is a corporation, partnership, limited liability company or other entity organized or formed and validly existing under the laws of the United States of America, any of its states or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the notes and the performance or observance of our covenants under the Indenture;

•

immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of Synovus Financial Corp. or its subsidiaries as a result of such transaction as having been incurred by Synovus Financial Corp. or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

•	we have complied with our obligations to deliver certain documentation to the Trustee.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued only in fully registered form, without interest coupons. The notes will be issued only in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The notes will not be issued in bearer form. The notes sold in this offering will be issued only against payment in immediately available funds.

Global Notes

The notes will be issued in the form of one or more registered notes in global form, without interest coupons (which we refer to as the “global notes”).

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or “DTC,” and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, or “DTC participants,” or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among Global Notes

Beneficial interests in one global note may generally be exchanged for interests in another global note. A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, your ability to transfer your beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, your ability to pledge your interests in a global note to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee or paying agent in U.S. Dollars to DTC’s nominee, as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC. Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Cross-market transfers of beneficial interests in global notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because the settlement of cross-market transfers takes place during New York business hours, DTC participants may employ their usual procedures for sending securities to the applicable DTC participants acting as depositaries for Euroclear and Clearstream. The sale proceeds will be available to the DTC participant seller on the settlement date. Thus, to a DTC participant, a cross-market transaction will settle no differently from a trade between two DTC participants. Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be reflected in the account of the Euroclear of Clearstream participant the following business day, and receipt of the cash proceeds in the Euroclear or Clearstream participant’s account will be back-valued to the date on which settlement occurs in New York. DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below and the conversion of notes) only at the direction of one or more participants to whose account with DTC, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 120 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 120 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	an event of default shall have occurred and be continuing with respect to the notes and the Trustee has received a written request from DTC to issue the notes in certificated form.

Same-Day Settlement and Payment

Settlement for the notes will be made in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity of the notes.

Trustee

The Bank of New York Mellon Trust Company, N.A. will act as trustee under the Indenture governing the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. Additionally, The Bank of New York Mellon Trust Company, N.A. serves as trustee under the indenture involving our existing debt securities. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the notes, or upon the occurrence of a default under another indenture under which The Bank of New York Mellon Trust Company, N.A. serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

Governing Law

The Indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of the notes offered hereby. Except where noted, this discussion addresses only those beneficial owners of the notes who hold the notes as capital assets for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to beneficial owners of the notes in light of their particular circumstances, or to a class of beneficial owners subject to special treatment under U.S. federal income tax law, such as brokers, dealers or traders in securities or currencies, financial institutions, tax-exempt entities or qualified retirement plans, governmental entities, insurance companies, persons liable for alternative minimum tax, U.S. persons whose “functional currency” is not the U.S. dollar, grantor trusts, entities that are treated as partnerships for U.S. federal income tax purposes, certain U.S. expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations, and persons holding notes as part of a straddle, hedging, conversion or other integrated transaction. The following summary does not address U.S. state or local tax consequences or other U.S. federal tax consequences, such as estate and gift taxes.

If you are a partner in an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes and that holds notes, your U.S. federal income tax treatment with respect to the notes will generally depend on your status as a partner, upon the activities of the partnership and certain determinations made at the partner level. Partnerships that hold the notes and partners in such partnerships should each consult their independent tax advisors as to the particular U.S. federal income tax consequences of holding and disposing of the notes.

This summary is for general information only and is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, and changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein (possibly with retroactive effect). The discussion does not address any non-income tax considerations or any foreign, state of local tax consequences. You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under other federal tax laws (such as estate and gift tax laws) or the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust (i) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of interest. Based on the interest rate characteristics of the notes, we intend to treat the notes as “variable rate debt instruments” (“VRDIs”) for U.S. federal income tax purposes and this discussion assumes such characterization to be correct. Stated interest paid on a note should constitute “qualified stated interest” under the Treasury Regulations applicable to VRDIs, and as such will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for federal income tax purposes.

Sale, exchange, redemption, retirement or other taxable disposition. Upon the sale, exchange, redemption, retirement or other taxable disposition (including early redemption) of a note, you generally will recognize taxable gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued and unpaid qualified stated interest, which will be treated as described under “— Payments of interest” above. Your adjusted tax basis in the note generally will equal the cost of the note to you.

Gain or loss realized on the sale, exchange, redemption, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption, retirement or other disposition you have held the note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to reduced tax rates. The deductibility of capital losses may be subject to limitations.

Backup withholding and information reporting. Information returns generally will be filed with the IRS in connection with interest payments on the notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the notes. You will be subject to backup withholding (currently at a rate of 28%)on these payments if you fail to provide your correct taxpayer identification number to the paying agent and comply with certain certification procedures, or otherwise fail to establish an exemption from backup withholding. The amount of any backup withholding from a payment to you generally will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, if you timely provide the required information to the IRS. You should consult your tax advisor regarding your qualification for an exemption from backup withholding, and the procedures for establishing such exemption, if applicable.

Medicare Tax on Net Investment Income. Certain U.S. Holders who are individuals, estates and trusts are subject to an additional 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year (for these purposes, net investment income generally includes interest and gains from sales of notes) and (ii) the excess of the U.S. Holders modified adjusted gross income for the relevant taxable year over a certain threshhold (over $250,000 in the case of a married individual filing a joint return or a surviving spouse, $125,000 in the case of a married individual filing a separate return, or $200,000 in the case of a single individual). U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their purchase, ownership and disposition of notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a foreign estate or trust,

but does not include you if you are an individual present in the United States for 183 days or more in the taxable year of disposition of the notes and you are not otherwise a resident of the United States for U.S. federal income tax purposes. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale, exchange, redemption or other disposition of the notes.

Payments on the notes. Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes made by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that, in the case of interest,

•

you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and

•	you fulfill the certification requirement described below.

Certification requirement. Interest on a note will not be exempt from U.S. federal withholding tax unless you certify on a properly executed IRS Form W-8BEN or Form W-8BEN-E, under penalties of perjury, that you are not a United States person.

If interest income with respect to a note is not exempt from U.S. federal withholding tax as described above, you will be subject to U.S. federal income tax at a 30% rate unless (1) such tax is eliminated or reduced by an applicable income tax treaty or (2) such interest income is effectively connected with the conduct by you of a trade or business in the United States.

If interest on your note is effectively connected with the conduct by you of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise, although you will be exempt from the withholding tax discussed in the preceding paragraphs, you will generally by taxed in the same manner as if you were a U.S. Holder (see “Tax Consequences to U.S. Holders” above), except that you will be required to provide a properly executed IRS Form W-8 (generally an IRS Form W-8ECI) in order to receive payments of interest free of the withholding tax. You should consult your tax advisor with respect to other U.S. tax consequence of the ownership and disposition of notes including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate).

Sale, exchange, redemption, retirement or other disposition. Subject to the discussion below concerning backup withholding, you generally will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, retirement or other disposition of the notes, unless the gain is effectively connected with the conduct by gain of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

If you are engaged in a trade or business in the United States and you recognize gain on a sale or other disposition of the notes that is effectively connected with that trade or business, you will generally be taxed as if you were a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise. You should consult your tax advisor with respect to the U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a branch profits tax.

Backup withholding and information reporting. Information returns generally will be filed with the IRS in connection with interest payments on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS reporting your proceeds from a sale or other disposition (including a retirement or redemption) of the notes and you may be subject to backup withholding (currently at a rate of 28%) on interest payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund if you timely provide the required information to the IRS.

Foreign Account Tax Compliance Act. Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally will apply to (1) interest on a debt obligation, and (2) the gross proceeds from the disposition of a debt obligation after December 31, 2018, paid to certain non-U.S. entities (whether such non-U.S. entity is the beneficial owner or an intermediary) that fail to comply with certain certification, withholding and information reporting requirements (which may include entering into an agreement with the IRS), or otherwise satisfying the requirements of an applicable FATCA intergovernmental agreement. You should consult your own tax advisors regarding the effect, if any, of the FATCA rules based on your particular circumstances.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA) by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code but may be subject to other laws that are substantially similar to Section 406 of ERISA and Section 4975 of the Code (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, the underwriter and our and the underwriter’s current and future affiliates may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. For example, the notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

Each purchaser or holder of a note, and each fiduciary who causes any entity to purchase or hold a note, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such notes, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such notes shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the notes.

Each purchaser of a note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the note does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING

We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P., as the underwriter, with respect to the notes being offered pursuant to this prospectus supplement. Subject to certain conditions, the underwriter has agreed to purchase all of the aggregate principal amount of notes in this offering.

Notes sold by the underwriter to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the public offering price of up to 0.6% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriter to certain other brokers or dealers at a discount from the public offering price of up to 0.2% of the principal amount of notes. If all the notes are not sold at the public offering price, the underwriter may change such offering price and the other selling terms. The offering of the notes by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The following table shows the per note and total underwriting discounts we will pay the underwriter.

Per note	1.0%
Total	$2,500,000

No Sales of Similar Securities

We have agreed, for a period from the date of the underwriting agreement through and including the closing date of the offering, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any debt securities that are issued or guaranteed by us and have a tenor of more than one year, without the prior written consent of the underwriter.

No Public Trading Market

There is currently no public trading market for the notes. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on a quotation system. The underwriter has advised us that it intends to make a market in the notes. However, it is not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time, or that the price you receive when you sell will be favorable. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization, Short Positions

In connection with this offering of the notes, the underwriter may engage in overallotment and stabilizing transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing, or maintaining the price of the notes. Stabilizing transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing transactions, it may discontinue them at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or any of its affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We estimate that our total expenses of the offering, excluding underwriting discounts, will be approximately $1,000,000.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters in connection with this offering will be passed upon for the underwriter by Troutman Sanders LLP, Atlanta, Georgia.

EXPERTS

The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

PREFERRED STOCK PURCHASE RIGHTS

WARRANTS

DEBT SECURITIES

PURCHASE CONTRACTS

UNITS

The securities listed above may be offered and sold by us to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of each issuance of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Synovus Financial Corp.’s common stock is traded on the New York Stock Exchange under the trading symbol “SNV.”

Any securities offered by this prospectus and any accompanying prospectus supplement will be equity securities or unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Investing in these securities involves certain risks. You should carefully read and consider the information referred to under the heading “Risk Factors” beginning on page 6 of this prospectus and set forth in the documents incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 18, 2013.

ABOUT THIS PROSPECTUS

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Synovus,” “we,” “us,” “our,” or similar references mean Synovus Financial Corp. and its consolidated subsidiaries.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Using this process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time this prospectus is used to offer and sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the prospectus supplement and any applicable pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or any pricing supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front of the document and that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus which are not statements of historical fact constitute forward-looking statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements with respect to Synovus’ beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance and involve known and unknown risks, many of which are beyond Synovus’ control and which may cause Synovus’ actual results, performance or achievements or the commercial banking industry or economy generally, to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through Synovus’ use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “predicts,” “could,” “should,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential” and other similar words and expressions of the future or otherwise regarding the outlook for Synovus’ future business and financial performance and/or the performance of the commercial banking industry and economy in general. Forward-looking statements are based on the current beliefs and expectations of Synovus’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this document. Many of these factors are beyond Synovus’ ability to control or predict. These factors include, but are not limited to:

(1)	further deterioration in credit quality may result in increased non-performing assets and credit losses, which could adversely impact our capital, financial condition, and results of operations;

(2)	the risk that our allowance for loan losses may prove to be inadequate or may be negatively affected by credit risk exposures;

(3)	further declines in the values of residential and commercial real estate may result in further write-downs of assets and realized losses on disposition of non-performing assets, which may increase credit losses and negatively affect our financial results;

(4)	the risk that we may not realize the expected benefits from our efficiency and growth initiatives, which will negatively affect our future profitability;

(5)	the risks that if economic conditions worsen or regulatory capital rules are modified, or the results of mandated “stress testing” do not satisfy certain criteria, we may be required to undertake additional strategic initiatives to improve our capital position;

(6)	changes in the interest rate environment and competition in our primary market area may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income;

(7)	changes in the cost and availability of funding due to changes in the deposit market and credit market, or the way in which we are perceived in such markets, including any reduction in our credit ratings;

(8)	the impact on our borrowing costs, capital costs and our liquidity due to our status as a non-investment grade issuer and any reduction in our credit ratings;

(9)	restrictions or limitations on access to funds from historical and alternative sources of liquidity could adversely affect our overall liquidity, which could restrict our ability to make payments on our obligations or dividend payments on our Common Stock and Series A Preferred Stock and our ability to support asset growth and sustain our operations and the operations of Synovus Bank;

(10)	future availability and cost of additional capital and liquidity on favorable terms, if at all;

(11)	the risk that even though we have reversed substantially all of the deferred tax asset valuation allowance, we may be required to increase the valuation allowance in future periods, or we may not be able to realize the deferred tax assets in the future;

(12)	the risk that we could have an “ownership change” under Section 382 of the IRC, which could impair our ability to timely and fully utilize our net operating losses and built-in losses that may exist when such “ownership change” occurs;

(13)	the impact on our financial results, reputation, and business if we are unable to comply with all applicable federal and state regulations, board resolutions adopted at the request of our regulators, or other supervisory actions or directives and any necessary capital initiatives;

(14)	the impact of our continued participation in TARP and the CPP, including the impact on compensation and other restrictions imposed under TARP which affect our ability to attract, retain, and compensate talented executives and other employees and the impact of actions that we may be required to take to exit from the CPP and repay the outstanding Series A Preferred Stock issued under the CPP;

(15)	the impact of The Dodd-Frank Wall Street Reform and Consumer Protection Act and other recent and proposed changes in governmental policy, laws and regulations, including proposed and recently enacted changes in the regulation of banks and financial institutions, or the interpretation or application thereof, including restrictions, increased capital requirements, limitations and/or penalties arising from banking, securities and insurance laws, enhanced regulations and examinations and restrictions on compensation;

(16)	the risk that we may be unable to pay dividends on our Common Stock;

(17)	the risk that we may be required to make substantial expenditures to keep pace with the rapid technological changes in the financial services market;

(18)	the risk that our enterprise risk management framework may not identify or address risks adequately, which may result in unexpected losses;

(19)	risks related to a failure in or breach of our operational or security systems of our infrastructure, or those of our third party vendors and other service providers, including as a result of cyber-attacks, which could disrupt our businesses, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs or cause losses;

(20)	risks related to our reliance on third parties to provide key components of our business infrastructure, including the costs of services and products provided to us by third parties, and risks related to disruptions in service or financial difficulties of a third party vendor;

(21)	the costs and effects of litigation, investigations, inquiries or similar matters, or adverse facts and developments related thereto;

(22)	the risk that we may be required to record goodwill impairment charges in the future;

(23)	risks related to the loss of customers to alternatives to bank deposits, which could affect our income and force us to rely on relatively more expensive sources of funding;

(24)	risks related to recent and proposed changes in the mortgage banking industry, including the risk that we may be required to repurchase mortgage loans sold to third parties and the impact of the “ability to pay” and “qualified mortgage” rules on our loan origination process and foreclosure proceedings;

(25)	the effects of any damages to Synovus’ reputation resulting from developments related to any of the items identified above; and

(26)	other factors and other information contained in this prospectus and in other reports and filings that we make with the SEC under the Exchange Act, including, without limitation, those found in “Part I — Item 1A. — Risk Factors” of Synovus’ 2012 Form 10-K.

For a discussion of these and other risks that may cause actual results to differ from expectations, refer to “Part I — Item 1A. Risk Factors” and other information contained in Synovus’ 2012 Form 10-K and our other periodic filings, including quarterly reports on Form 10-Q and current reports on Form 8-K, that we file from time to time with the SEC. All written or oral forward-looking statements that are made by or are attributable to Synovus are expressly qualified by this cautionary notice. You should not place undue reliance on any forward-looking statements since those statements speak only as of the date on which the statements are made. Synovus undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of new information or unanticipated events, except as may otherwise be required by law.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s web site (http://www.sec.gov). Our common stock is listed on the New York Stock Exchange (NYSE) under the symbol “SNV,” and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060. Finally, we maintain an Internet site where you can find additional information. The address of our Internet site is http://www.synovus.com. All internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the SEC on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Synovus and its financial condition:

(a) Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013;

(b) Those portions of the Definitive Proxy Statement on Schedule 14A filed by Synovus on March 15, 2013 in connection with its 2013 Annual Meeting of Shareholders that are incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 2012;

(c) Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

(d) Current Reports on Form 8-K filed January 11, 2013, April 23, 2013 (first filing only), April 24, 2013, May 1, 2013, May 14, 2013, May 29, 2013 and June 20, 2013 (in all instances other than information in such reports that is furnished and not deemed to be filed);

(e) The description of Synovus’ common stock, $1.00 par value per share, set forth in the registration statement on Form 8-A/A filed with the SEC on December 17, 2008, including any amendment or report filed with the SEC for the purpose of updating this description; and

(f) The description of Synovus’ preferred stock purchase rights, set forth in the Current Report on Form 8-K filed with the SEC on April 26, 2010, including the registration statements on Form 8-A12B/A filed on September 6, 2011 and April 24, 2013 and any other amendment, report or registration statement on Form 8-A filed with the SEC for the purpose of updating this description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. In case of a conflict or inconsistency between information contained in this prospectus ar any accompanying prospectus supplement and information incorporated by reference into this prospectus and any accompanying prospectus supplement, you should rely on the information that was filed later.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to:

Director of Investor Relations

Synovus Financial Corp.

1111 Bay Avenue, Suite 501

Columbus, Georgia 31901

(706) 644-1930

SYNOVUS FINANCIAL CORP.

Synovus Financial Corp. is a financial services company and a registered bank holding company headquartered in Columbus, Georgia. We provide integrated financial services including commercial and retail banking, financial management, insurance and mortgage services to our customers through our locally-branded banking divisions of our wholly-owned subsidiary bank, Synovus Bank, and other offices in Georgia, Alabama, South Carolina, Florida and Tennessee.

Our relationship-driven community banking model is built on creating long-term relationships with our customers. This relationship banking approach allows our bankers to serve their customers’ individual needs and demonstrates our commitment to the communities in which we operate. We believe that these factors position us to take advantage of future growth opportunities in our existing markets.

We were incorporated under the laws of the State of Georgia in 1972. Our principal executive offices are located at 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901 and our telephone number at that address is (706) 649-2311. Our Common Stock is traded on the NYSE under the symbol “SNV.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q which descriptions are incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information,” above.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three months ended March 31,		Year Ended December 31,
	2013	2012	2012	2011		2010		2009		2008
Including interest on deposits	1.67x	1.36x	0.87x	0.59x		(1.27x	)	(1.97x	)	0.16x
Excluding interest on deposits	2.05x	1.76x	0.78x	(0.06x	)	(7.11x	)	(15.10x	)	(4.51x	)

For the year ended December 31, 2011, earnings were insufficient to cover fixed charges and preferred stock dividends by $118 million (including and excluding interest on deposits). For the year ended December 31, 2010, earnings were insufficient to cover fixed charges and preferred stock dividends by $907 million (including and excluding interest on deposits). For the year ended December 31, 2009, earnings were insufficient to cover fixed charges and preferred stock dividends by $1.66 billion (including and excluding interest on deposits). For the year ended December 31, 2008, earnings were insufficient to cover fixed charges and preferred stock dividends by $661 million (including and excluding interest on deposits). In each period during which earnings were insufficient to cover fixed charges and preferred stock dividends, Synovus met all financial obligations.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that Synovus may sell. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our common stock and preferred stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. Our articles of incorporation and bylaws are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC. See the “Incorporation of certain information by reference” section of this prospectus supplement.

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $1.00 per share, and 100,000,000 shares of preferred stock, no par value. As of June 30, 2013, there were 910,514,396 shares of our common stock and 967,870 shares of our preferred stock issued and outstanding. All outstanding shares of our common stock and preferred stock are, and the shares to be sold under this prospectus supplement will be, when issued and paid for, fully paid and non-assessable.

Common Stock

Voting Rights

Although we only have one class of common stock, certain shares of our common stock are entitled to ten votes per share on each matter submitted to a vote at a meeting of shareholders, including common stock held as described below. The common stock offered in this offering is only entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders. Holders of our common stock are entitled to ten votes on each matter submitted to a vote at a meeting of shareholders for each share of our common stock that:

•	has had the same beneficial owner since April 24, 1986;

•	was acquired by reason of participation in a dividend reinvestment plan offered by us and is held by the same beneficial owner for whom it was acquired under such plan;

•

is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by us where the resolutions adopted by our board of directors approving such issuance specifically reference and grant such rights;

•

was acquired under any employee, officer and/or director benefit plan maintained for one or more of our and/or our subsidiaries’ employees, officers and/or directors, and is held by the same beneficial owner for whom it was acquired under such plan;

•

is held by the same beneficial owner to whom it was issued by us, or to whom it was transferred by us from treasury shares, and the resolutions adopted by our board of directors approving such issuance and/or transfer specifically reference and grant such rights;

•

has been beneficially owned continuously by the same shareholder for a period of forty-eight (48) consecutive months before the record date of any meeting of shareholders at which the share is eligible to be voted; or

•

is owned by a holder who, in addition to shares which are beneficially owned under any of the other requirements set forth above, is the beneficial owner of less than 1,139,063 shares of our common stock, which amount has been appropriately adjusted to reflect the stock splits which have occurred subsequent to April 24, 1986 and with such amount to be appropriately adjusted to properly reflect any other change in our common stock by means of a stock split, a stock dividend, a recapitalization or other similar action occurring after April 24, 1986.

For purposes of determining voting power under the provisions above, any share of our common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired.

Holders of shares of our common stock not described above are entitled to one vote per share for each such share. A shareholder may own both ten-vote shares and one-vote shares, in which case he or she will be entitled to ten votes for each ten-vote share and one vote for each one-vote share.

In connection with various meetings of our shareholders, shareholders are required to submit to our board of directors satisfactory proof necessary for the board of directors to determine whether such shareholders’ shares of our common stock are ten-vote shares. If such information is not provided to our board of directors, shareholders who would, if they had provided such information, be entitled to ten votes per share, are entitled to only one vote per share.

Our common stock is registered with the SEC and is listed on the NYSE. Accordingly, our common stock is subject to a NYSE rule, which, in general, prohibits a company’s common stock and equity securities from being listed on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, such rule contains a “grandfather” provision, under which voting rights for our common stock qualifies, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted.

Except with respect to voting, ten-vote shares and one-vote shares are identical in all respects and constitute a single class of stock, i.e., our common stock. Neither the ten-vote shares nor the one-vote shares have a preference over the other with regard to dividends or distributions upon liquidation.

Preemptive Rights; Cumulative Voting; Liquidation

Our common stock does not carry any preemptive rights enabling a holder to subscribe for or receive shares of our common stock. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock. Holders of shares of our common stock are entitled to receive dividends when declared by the board of directors out of funds legally available therefor, subject to the rights of the holders of our preferred stock. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

There are no redemption or sinking fund provisions applicable to our common stock.

Dividends

Synovus is a legal entity separate and distinct from its subsidiaries. Under the laws of the State of Georgia, we, as a business corporation, may declare and pay dividends in cash or property unless the payment or declaration would be contrary to restrictions contained in our articles of incorporation, or unless, after payment of the dividend, we would not be able to pay our debts when they become due in the usual course of our business or our total assets would be less than the sum of our total liabilities. In addition, we are also subject to federal regulatory capital requirements that effectively limit the amount of cash dividends, if any that we may pay.

Under the Federal Reserve Board guidance reissued on February 24, 2009, the Federal Reserve may restrict our ability to pay dividends on any class of capital stock or any other Tier 1 capital instrument if we are not deemed to have a strong capital position. In addition, we may have to reduce or eliminate dividends if:

•	our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends;

•	our prospective rate of earnings retention is not consistent with the holding company’s capital needs and overall current and prospective financial condition; or

•	we will not meet, or are in danger of not meeting, the minimum regulatory capital adequacy ratios.

On November 17, 2010, the Federal Reserve Board issued further guidance noting, among other things, that bank holding companies should consult with the Federal Reserve before taking any actions that could result in a diminished capital bases, including increasing dividends.

As previously disclosed, we entered into a memorandum of understanding (MOU) with the Federal Reserve Bank of Atlanta and the Georgia Department of Banking and Finance (GDBF) in August of 2009. On April 22, 2013, that MOU was terminated, and was replaced with a resolution adopted by our board of directors that requires Synovus, among other things, to inform and consult with applicable regulatory agencies in advance of declaring or paying any future dividends, with the understanding that those regulatory agencies could decide at any time that paying any dividends could be an unsafe or unsound banking practice. The Federal Reserve Board has indicated that bank holding companies should carefully review their dividend policy and has in some cases discouraged payment unless both asset quality and capital are very strong. Additionally, we are subject to contractual restrictions that limit our ability to pay dividends if there is an event of default under such contract. Synovus is presently subject to, and in the future may become subject to, additional supervisory actions and/or enhanced regulation that could have a material negative effect on business, operating flexibility, financial condition, and the value of its common stock. See “Part I — Item 1. Business — Supervision, Regulation and Other Factors — Dividends,” “Part I — Item 1A. Risk factors — “We presently are subject to, and in the future may become subject to, supervisory actions and enhanced regulation that could have a material negative effect on our business, reputation, operating flexibility, financial condition and the value of our Common Stock” and “We may be unable to pay dividends on our Common Stock” of Synovus’ 2012 Annual Report on Form 10-K for additional information regarding dividends on Synovus stock.

The primary sources of funds for our payment of dividends to our shareholders are cash on hand and dividends from our subsidiary bank and our non-bank subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that our subsidiary bank and our non-banking subsidiaries may pay. Our subsidiary bank is a Georgia bank. Under the regulations of the Georgia Department of Banking and Finance, a Georgia bank must have approval of the Georgia Department of Banking and Finance to pay cash dividends if, at the time of such payment:

•	the ratio of Tier 1 capital to adjusted total assets is less than 6 percent;

•	the aggregate amount of dividends to be declared or anticipated to be declared during the current calendar year exceeds 50 percent of its net after-tax profits for the previous calendar year; or

•	its total classified assets in its most recent regulatory examination exceeded 80 percent of its Tier 1 capital plus its allowance for loan losses, as reflected in the examination.

In addition, the Georgia Financial Institutions Code contains restrictions on the ability of a Georgia bank to pay dividends other than from retained earnings without the approval of the Georgia Department of Banking and Finance.

The Federal Deposit Insurance Corporation Improvement Act generally prohibits a depository institution from making any capital distribution, including payment of a dividend, or paying any management fee to its holding company if the institution would thereafter be undercapitalized. In addition, federal banking regulations applicable to us and our bank subsidiary require minimum levels of capital that limit the amounts available for payment of dividends. In addition, many regulators have a policy, but not a requirement, that a dividend payment should not exceed net income to date in the current year. Finally, the ability of banks and bank holding companies to pay dividends, and the contents of their respective dividend policies, could be impacted by a range of changes imposed by The Dodd-Frank Wall Street Reform and Consumer Protection Act, many of which will require implementing rules to become effective.

We also previously disclosed that our subsidiary bank entered into a MOU with the GDBF and the Federal Deposit Insurance Corporation (FDIC) in June of 2010. On May 29, 2013, the bank MOU was terminated, and was replaced with a resolution adopted by the board of directors of the bank that requires the bank, among other things, to obtain the approval of the FDIC and the Commissioner of the GDBF prior to the bank paying any cash dividends to us.

Preferred Stock and Warrants

On December 19, 2008, we issued to the Treasury 967,870 shares of our Series A Preferred Stock, having a liquidation amount per share equal to $1,000, for a total liquidation preference of $967,870,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. We may, at our option and with the consent of the FDIC, redeem, in whole or in part, the Series A Preferred Stock at the liquidation amount per share plus accrued and unpaid dividends. The Series A Preferred Stock is generally non-voting. A consequence of the Series A Preferred Stock purchase includes certain restrictions on executive compensation that could limit the tax deductibility of compensation that we pay to our executive management. In addition, the American Recovery and Reinvestment Act of 2009 and the Treasury’s February 10, 2009 Financial Stability Plan and regulations issued on June 15, 2009 may retroactively affect us and modify the terms of the Series A Preferred Stock. See “Part I — Item 1A. Risk factors — “We are subject to regulatory initiatives applicable to financial institutions in general and TARP recipients in particular that could adversely impact our ability to attract and retain key employees and pursue business opportunities and could put us at a competitive disadvantage compared to our competitors” of Synovus’ 2012 Annual Report on Form 10-K for additional information.

As part of our issuance of the Series A Preferred Stock, we also issued the Treasury a warrant to purchase up to 15,510,737 shares of our common stock, which we refer to as the “Warrant,” at an initial per share exercise price of $9.36. The Warrant provides for the adjustment of the exercise price and the number of shares of our common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of our common stock, and upon certain issuances of our common stock at or below a specified price relative to the initial exercise price. The issuance of securities pursuant to this prospectus supplement will not trigger the anti-dilution provisions of the Warrant. The Warrant expires on December 19, 2018. Pursuant to the Securities Purchase Agreement, the Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the Warrant.

Rights Plan

On April 26, 2010, our board of directors adopted a Shareholder Rights Plan (the “Rights Plan”). The purpose of the Rights Plan is to protect our ability to use certain tax assets, such as net operating loss carryforwards, capital loss carryforwards and certain built-in losses (the “Tax Benefits”), to offset future income. Our use of the Tax Benefits in the future would be substantially limited if we experience an “ownership change” for U.S. federal income tax purposes. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” (as defined under U.S. income tax laws) that exceeds 50 percentage points over a rolling three-year period.

The Rights Plan is designed to reduce the likelihood that we will experience an ownership change by discouraging (i) any person or group from becoming (a) a beneficial owner of 5% or more of the then outstanding common stock of Synovus or (b) a “5-percent shareholder” (as defined under the U.S. income tax laws) with respect to Synovus (in either case, a “Threshold Holder”) and (ii) any existing Threshold Holder from acquiring any additional stock of Synovus. There is no guarantee, however, that the Rights Plan will prevent us from experiencing an ownership change.

A corporation that experiences an ownership change will generally be subject to an annual limitation on certain of its pre-ownership change tax assets in an amount generally equal to the equity value of the corporation immediately before the ownership change, multiplied by the “long-term tax-exempt rate” (subject to certain adjustments).

After giving careful consideration to this issue, our board of directors has concluded that the Rights Plan is in the best interests of Synovus and its shareholders.

In connection with the adoption of the Rights Plan, on April 26, 2010, our board of directors declared a dividend of one preferred stock purchase right (a “Right”) for each share of common stock outstanding at the close of business on April 29, 2010 (the “Record Date”) and authorized the issuance of one Right (subject to adjustment) in respect of each share of common stock issued after the Record Date.

Each Right will initially represent the right to purchase, for $12.00 (the “Purchase Price”), one one-millionth of a share of Series B Participating Cumulative Preferred Stock, no par value (the “Preferred Stock”). The terms and conditions of the Rights are set forth in the Rights Plan.

The Rights will not be exercisable until the earlier of (i) the close of business on the 10th business day after the date (the “Stock Acquisition Date”) of the announcement that a person has become an Acquiring Person (as defined below) and (ii) the close of business on the 10th business day (or such later day as may be designated prior to the Stock Acquisition Date by our board of directors) after the date of the commencement of a tender or exchange offer by any person that could, if consummated, result in such person becoming an Acquiring Person. The date that the Rights become exercisable is referred to as the “Distribution Date.”

After any person has become an Acquiring Person, each Right (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) will generally entitle the holder to purchase for the Purchase Price a number of millionths of a share of the Preferred Stock having a market value of twice the Purchase Price.

An “Acquiring Person” means, in general, any Threshold Holder other than (A) Synovus or any subsidiary or employee benefit plan or compensation arrangement of Synovus; (B) the United States government; (C) certain “Existing Holders” (as defined in the Rights Plan) so long as each such holder does not acquire any additional stock of Synovus; (D) certain “Strategic Investors” (as defined in the Rights Plan) designated as such by our board of directors, so long as each such Strategic Investor satisfies the applicable requirements in the Rights Plan; (E) any person that our board of directors determines, in its sole discretion, has inadvertently become a Threshold Holder, so long as such person promptly divests sufficient shares so that such person is no longer a Threshold Holder; (F) any person that our board of directors determines, in its sole discretion, has not jeopardized or endangered, and likely will not jeopardize or endanger, our utilization of our Tax Benefits, so long as each such person does not acquire any additional stock of Synovus; and (G) any person that acquires at least a majority of our common stock through a “Qualified Offer” (as defined in the Rights Plan).

At any time on or after a Stock Acquisition Date, our board of directors may generally exchange all or part of the Rights (other than Rights treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees) for shares of Preferred Stock at an exchange ratio of one one-millionth of a share of Preferred Stock per Right.

The issuance of the Rights is not taxable to holders of our common stock for U.S. federal income tax purposes.

Our board of directors may redeem all of the Rights at a price of $0.000001 per Right at any time before a Distribution Date.

Prior to a Distribution Date, (i) the Rights will be attached to the shares of our common stock, (ii) in the case of certificated shares, the Rights will be evidenced by the certificates representing the shares, (iii) the Rights will be transferred with our common stock and (iv) the registered holders of our common stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights agent will mail separate certificates evidencing the Rights to each record holder of our common stock as of the close of business on the Distribution Date (other than common stock treated as beneficially owned under certain U.S. tax rules by the Acquiring Person and certain of its transferees), and thereafter the Rights will be transferable separately from our common stock. The Rights will expire on April 28, 2016, unless earlier exchanged or redeemed.

At any time prior to a Distribution Date, the Rights Plan may be amended in any respect. At any time after the occurrence of a Distribution Date, the Rights Plan may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person or its affiliates).

A Rights holder has no rights as a shareholder of Synovus, including the right to vote and to receive dividends. The Rights Plan includes anti-dilution provisions designed to maintain the effectiveness of the Rights.

On September 6, 2011, Synovus amended the Rights Plan to appoint American Stock & Transfer Company, LLC as the successor rights agent. On April 24, 2013, our board of directors amended the Rights Plan to (i) extend the final expiration date from April 27, 2013 to the close of business on April 28, 2016 and (ii) update certain contact information under the Notices section of the Rights Plan.

The above summary of the Rights Plan is qualified by the full text of the Rights Plan filed as Exhibit 4.1 to Synovus’ Current Report on Form 8-K filed with the SEC on April 26, 2010, including Amendment No. 1 and Amendment No. 2 to the Rights Plan, filed as Exhibit 4.1 to Synovus’ Current Reports on Form 8-K filed with the SEC on September 6, 2011 and April 24, 2013, respectively, and incorporated herein by reference in its entirety.

Anti-Takeover Provisions

As described below, our Articles of Incorporation, Bylaws and Rights Plan contain several provisions that may make us a less attractive target for an acquisition of control by an outsider who lacks the support of our board of directors.

Supermajority Approvals

Under our Articles of Incorporation and Bylaws, as currently in effect, the vote or action of shareholders possessing 66 2/3% of the votes entitled to be cast by the holders of all the issued and outstanding shares of our common stock is required to:

•	call a special meeting of our shareholders;

•	fix, from time to time, the number of members of our board of directors;

•	remove a member of our board of directors;

•

approve any merger or consolidation of our company with or into any other corporation, or the sale, lease, exchange or other disposition of all, or substantially all, of our assets to or with any other corporation, person or entity, with respect to which the approval of our shareholders is required by the provisions of the corporate laws of the State of Georgia; and

•	alter, delete or rescind any provision of our Articles of Incorporation.

This allows directors to be removed only by 66 2/3% of the votes entitled to be cast at a shareholders’ meeting called for that purpose. A potential acquiror with shares recently acquired, and not entitled to 10 votes per share, may be discouraged or prevented from soliciting proxies for the purpose of electing directors other than those nominated by current management for the purpose of changing our policies or control of our company.

Shareholder Action

The Bylaws allow action by the shareholders without a meeting only by unanimous written consent.

Advance Notice for Shareholder Proposals or Nominations at Meetings

In accordance with our Bylaws, shareholders may nominate persons for election to the board of directors or bring other business before a shareholders’ meeting only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of shareholders, such notice must generally be received by our Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to date of the special meeting (or if the first public announcement of the date of the special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement of the date of such special meeting is made by us). Any notice provided by a shareholder under these provisions must include the information specified in the Bylaws.

Evaluation of Business Combinations

Our Articles of Incorporation also provide that in evaluating any business combination or other action, our board of directors may consider, in addition to the amount of consideration involved and the effects on us and our shareholders, (1) the interests of our employees, depositors and customers and our subsidiaries and the communities in which offices of the corporation or our subsidiaries are located (collectively, the “Constituencies”), (2) the reputation and business practices of the offeror and its management and affiliates as it may affect the Constituencies and the future value of our stock and (3) any other factors the board of directors deems pertinent.

Rights Plan

Our board of directors adopted the Rights Plan (which is described in more detail in the section entitled “Description of Capital Stock — Rights Plan”) on April 26, 2010. On September 6, 2011, Synovus amended the Rights Plan to appoint American Stock & Transfer Company, LLC as the successor rights agent. On April 24, 2013, our board of directors amended the Rights Plan to (i) extend the final expiration date from April 27, 2013 to the close of business on April 28, 2016 and (ii) update certain contact information under the Notices section of the Rights Plan. The Rights Plan was adopted in an effort to protect our ability to use certain Tax Benefits and is not designed as an “anti-takeover plan” (for example, it does not apply to acquisitions of at least a majority of our common stock made in connection with a qualified offer to acquire 100% of our common stock). The Rights Plan may, however, have an anti-takeover effect in that it will cause substantial dilution to any person or group who attempts to acquire a significant interest in Synovus without advance approval from our board of directors. As a result, one effect of the Rights Plan may be to render more difficult or discourage any attempt to acquire Synovus.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which would represent a fractional interest of a share of a particular series of preferred stock. We will deposit shares of preferred stock represented by depositary shares under a separate deposit agreement among Synovus, a preferred stock depositary and the holders of the depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will possess, in proportion to the fractional interest of a share of preferred stock represented by the depositary share, all the rights and preferences of the preferred stock represented by the depositary shares.

Depositary receipts will evidence the depositary shares issued pursuant to the deposit agreement. Immediately after we issue and deliver preferred stock to a preferred stock depositary, the preferred stock depositary will issue the depositary receipts in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends on the preferred stock to the record holders of the depositary shares. Holders of depositary shares generally must file proofs, certificates and other information and pay charges and expenses of the depositary in connection with distributions.

If a distribution on the preferred stock is other than in cash and it is feasible for the depositary to distribute the property it receives, the depositary will distribute the property to the record holders of the depositary shares. If such a distribution is not feasible, the depositary, with our approval, may sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Withdrawal of Stock

Unless we have previously called the underlying preferred stock for redemption or the holder of the depositary shares has converted such shares, a holder of depositary shares may surrender them at the corporate trust office of the depositary in exchange for whole or fractional shares of the underlying preferred stock together with any money or other property represented by the depositary shares. Once a holder has exchanged the depositary shares, the holder may not redeposit the preferred stock and receive depositary shares again. If a depositary receipt presented for exchange into preferred stock represents more shares of preferred stock than the number to be withdrawn, the depositary will deliver a new depositary receipt for the excess number of depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by a depositary, the depositary will redeem the corresponding amount of depositary shares with funds it receives from us for the preferred stock. The depositary will notify the record holders of the depositary shares to be redeemed not less than 30 days nor more than 60 days before the dated fixed for redemption at the holders’ addresses appearing in the depositary’s books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and any other amounts payable with respect to the preferred stock. If we intend to redeem less than all of the underlying preferred stock, we and the depositary will select the depositary shares to be redeemed on as nearly a pro rata basis as practicable without creating fractional depositary shares or by any other equitable method determined by us. All dividends relating to the shares of preferred stock called for redemption will cease to accrue on the first calendar day after the redemption date.

On the redemption date:

•	all dividends relating to the shares of preferred stock called for redemption will cease to accrue;

•	we and the depositary will no longer deem the depositary shares called for redemption to be outstanding; and

•

all rights of the holders of the depositary shares called for redemption will cease, except the right to receive any money payable upon the redemption and any money or other property to which the holders of the depositary shares are entitled upon redemption.

Voting of the Preferred Stock

When a depositary receives notice regarding a meeting at which the holders of the underlying preferred stock have the right to vote, it will mail that information to the holders of the depositary shares. Each record holder of depositary shares on the record date may then instruct the depositary to exercise its voting rights for the amount of preferred stock represented by that holder’s depositary shares. The depositary will vote in accordance with these instructions. The depositary will abstain from voting to the extent it does not receive specific instructions from the holders of depositary shares. A depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, a holder of depositary shares will receive the fraction of the liquidation preference accorded each share of underlying preferred stock represented by the depositary share.

Conversion of Preferred Stock

Depositary shares will not themselves be convertible into common stock or any other securities or property of Synovus. However, if the underlying preferred stock is convertible, holders of depositary shares may surrender them to the depositary with written instructions to convert the preferred stock represented by their depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock, as applicable. Upon receipt of these instructions and any amounts payable in connection with a conversion, we will convert the preferred stock using the same procedures as those provided for delivery of preferred stock. If a holder of depositary shares converts only part of its depositary shares, the depositary will issue a new depositary receipt for any depositary shares not converted. We will not issue fractional shares of common stock upon conversion. If a conversion will result in the issuance of a fractional share, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of a Deposit Agreement

Synovus and the depositary may amend any form of depositary receipt evidencing depositary shares and any provision of a deposit agreement. However, unless the existing holders of at least two-thirds of the applicable depositary shares then outstanding have approved the amendment, we and the depositary may not make any amendment that:

•	would materially and adversely alter the rights of the holders of depositary shares; or

•	would be materially and adversely inconsistent with the rights granted to the holders of the underlying preferred stock.

Subject to exceptions in the deposit agreement and except in order to comply with the law, no amendment may impair the right of any holders of depositary shares to surrender their depositary shares with instructions to deliver the underlying preferred stock and all money and other property represented by the depositary shares. Every holder of outstanding depositary shares at the time any amendment becomes effective who continues to hold the depositary shares will be deemed to consent and agree to the amendment and to be bound by the amended deposit agreement.

We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon a termination of a deposit agreement, holders of the depositary shares may surrender their depositary shares and receive in exchange the number of whole or fractional shares of preferred stock and any other property represented by the depositary shares.

In addition, a deposit agreement will automatically terminate if:

•	we have redeemed all underlying preferred stock subject to the agreement;

•

a final distribution of the underlying preferred stock in connection with any liquidation, dissolution or winding up has occurred, and the depositary has distributed the distribution to the holders of the depositary shares; or

•	each share of the underlying preferred stock has been converted into other capital stock of Synovus not represented by depositary shares.

Expenses of a Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges and expenses arising in connection with a deposit agreement. In addition, we will generally pay the fees and expenses of a depositary in connection with the performance of its duties. However, holders of depositary shares will pay the fees and expenses of a depositary for any duties requested by the holders that the deposit agreement does not expressly require the depositary to perform.

Resignation and Removal of Depositary

A depositary may resign at any time by delivering to us notice of its election to resign. We may also remove a depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor must be a bank or trust company with its principal office in the United States and have a combined capital and surplus of at least $50 million.

Miscellaneous

The depositary will forward to the holders of depositary shares any reports and communications from us with respect to the underlying preferred stock.

Neither the depositary nor Synovus will be liable if any law or any circumstances beyond their control prevent or delay them from performing their obligations under a deposit agreement. The obligations of Synovus and a depositary under a deposit agreement will be limited to performing their duties in good faith and without negligence in regard to voting of preferred stock, gross negligence or willful misconduct. Neither Synovus nor a depositary must prosecute or defend any legal proceeding with respect to any depositary shares or the underlying preferred stock unless they are furnished with satisfactory indemnity.

Synovus and any depositary may rely on the written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary shares or other persons they believe in good faith to be competent, and on documents they believe in good faith to be genuine and signed by a proper party.

In the event a depositary receives conflicting claims, requests or instructions from us and any holders of depositary shares, the depositary will be entitled to act on the claims, requests or instructions received from us.

Depositary

The prospectus supplement will identify the depositary for the depositary shares.

Listing of the Depositary Shares

The applicable prospectus supplement will specify whether or not the depositary shares will be listed on any securities exchange.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The debt securities will be our direct unsecured general obligations. The debt securities will be either senior debt securities, subordinated debt securities or junior subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and a trustee to be named therein, as trustee. Senior debt securities will be issued under senior indentures. Subordinated debt securities will be issued under a subordinated indenture. Junior subordinated debt securities will be issued under a junior subordinated indenture. Each of the senior indentures, the subordinated indenture and the junior subordinated indenture is referred to as an indenture. The material terms of any indenture will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, depositary shares or any combination of such securities.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Synovus, the trustees, the warrant agents, the unit agents or any other agent of Synovus, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

Synovus may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by Synovus, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions,

•	at a fixed public offering price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Synovus at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with Synovus to indemnification by Synovus against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Synovus and its affiliates in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market other than the common stock which is listed on the NYSE. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

LEGAL OPINIONS

The validity of the securities will be passed upon by Alana L. Griffin, Deputy General Counsel of Synovus. Certain other legal matters in connection with this offering will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Synovus Financial Corp. and its subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$250,000,000

Synovus Financial Corp.

5.75% Fixed-to-Floating Rate Subordinated Notes due 2025

Prospectus Supplement

SANDLER O’NEILL + PARTNERS, L.P.